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                                   SUMMARY:   TECHNICLONE INTERNATIONAL
                                              CORPORATION ANNOUNCES THAT IT HAS
                                              RAISED $8.2 MILLION WITH SALE OF
                                              8,200 SHARES OF ITS PREFERRED
                                              STOCK

contact:  Trudy M. Self (818) 880-5437      or     Lon H. Stone
          Self & Associates or                     Chairman & CEO, Techniclone
          Ellen Friedberg (310) 286-2741           (714) 838-0500



         Tustin, Calif., December 29, 1995--Techniclone International Corporation (NNOTC: TCLN) announced today that it has raised approximately $8,200,000 by selling 8,200 shares of its preferred stock to offshore institutional investors. The preferred stock is convertible into common stock at an effective conversion price of $3.069 per share of common stock, or 85% of the fair market value of the common stock at the time of conversion, whichever is lower. The sale of the preferred stock was arranged by Swartz Investments, Inc. of Roswell, Georgia.

         TCLN intends to use the proceeds from the offering to support its Oncolym(TM) manufacturing effort for the final Oncolym(TM) clinical trials, to fund additional development of its patented tumor necrosis technologies (TNT) and for working capital.

         The Company believes that the additional capital resulting from this offering will be sufficient to support the Company's relisting on NASDAQ. TCLN plans to apply for relisting on NASDAQ early in 1996.

         TCLN intends to seek approval from the U.S. FDA to commence clinical trials for TNT in 1996. TNT is a broad spectrum antibody with the ability to enhance tumor dosing or targeting across a wide spectrum of solid tumor types, including lung, colon, breast, prostate and pancreatic cancers, without affecting adjacent healthy tissue. Techniclone believes that the potential to treat cancer without injuring surrounding healthy tissue may reduce both the cost and adverse side effects of conventional cancer therapy.

         TCLN, located in Tustin, California, was established in 1982 to discover and develop innovative antibodies technologies. The primary programs at TCLN are directed toward the development of monoclonal antibodies for the treatment of cancer.

                                 EXHIBIT 99.1                                 68